Exhibit 99.1

CORONADO BIOSCIENCES ANNOUNCES DEPARTURE OF DR. BOBBY W. SANDAGE, JR.

Burlington, MA – April 24, 2013 – Coronado Biosciences, Inc. (NASDAQ: CNDO), a biopharmaceutical company focused on the development of novel immunotherapy biologic agents for the treatment of autoimmune diseases and cancer, announced today the departure of Dr. Bobby W. Sandage, Jr., President and Director of the Company, to pursue other interests. Dr. Sandage served as President and Chief Executive Officer and Director from March 2011 through December 2012, and as President and Director from January 2013 until his departure.

“We thank Bobby for his outstanding leadership and tireless efforts in helping to bring Coronado to where we are today,” said Dr. Harlan F. Weisman, Coronado’s Chairman and CEO. “Bobby was responsible for building the initial management team, securing several rounds of financing, taking the company public and successfully advancing Coronado’s exciting clinical stage pipeline. We wish him much success in his future endeavors. Moving forward, we anticipate results from TSO’s two phase 2 trials in Crohn’s disease in the second half of this year, and potentially data from investigator-initiated autism and psoriasis studies, and we remain committed to continuing our momentum throughout 2013 and thereafter.”

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The company’s two principal pharmaceutical product candidates in clinical development are: TSO (Trichuris suis ova or CNDO-201), a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML), multiple myeloma and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated risks relating to the results of research and development activities, uncertainties relating to preclinical and clinical testing, our ability to attract, integrate and retain key personnel, financing and strategic agreements and relationships, the early stage of products under development, our need for substantial additional funds, government regulation, patent and intellectual property matters; our dependence on third party suppliers and competition, as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525; ir@coronadobio.com

Marcy Nanus, Vice President

The Trout Group, LLC.

646-378-2927; mnanus@troutgroup.com

Susan Forman

Dian Griesel Inc.

212-825-3210; susan@dgicomm.com